Exhibit 99.1

AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com
News Release

For Release: July 27, 2011	Contact:	Dale C. Davies
Michael Obertop 636.940.6000
AMERICAN RAILCAR INDUSTRIES, INC. REPORTS NET EARNINGS FOR THE SECOND
QUARTER OF 2011
St. Charles, MO, July 27, 2011 — American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its second quarter 2011 financial results.
Second Quarter Highlights
•	Total revenues for the second quarter of 2011 were $111.9 million as compared to $61.2 million for the second quarter of 2010.

•	Railcar shipments for the second quarter of 2011 were approximately 1,040 railcars as compared to approximately 370 railcars for the same period in 2010.

•	Gross profit was $13.3 million for the second quarter of 2011 as compared to $2.6 million for the same period in 2010.

•	Net earnings for the second quarter of 2011 were $0.6 million or $0.03 per share as compared to a net loss of $5.9 million or a loss of $0.28 per share for the same period in 2010.

•	Adjusted EBITDA was $10.9 million for the second quarter of 2011 as compared to $0.8 million for the same period in 2010.

•
The Company’s backlog increased to approximately 5,290 railcars at June 30, 2011 from approximately 1,050 at December 31, 2010. The Company’s backlog at June 30, 2011 includes approximately 640 railcars for lease.

•	Subsequent to June 30, 2011, the Company has received additional orders for over 2,200 railcars, including 435 railcars for lease.
Message from our President and CEO
“Revenues, shipments and gross profit increased in the second quarter of 2011 as compared to the first quarter of 2011 and the second quarter of 2010. We continue to see strong quote and order activity along with improved pricing,” said James Cowan, President and CEO of ARI. “Our railcar services segment also reported strong results, with gross profit margins at 28% on revenues of $17.3 million for the second quarter of 2011.”
Discussion of Results
For the second quarter of 2011, total revenues were $111.9 million as compared to $84.8 million in the first quarter of 2011, and $61.2 million in the second quarter of 2010. Revenues increased primarily due to an increase in railcar shipments, partially offset by a decrease in railcar services revenues as a result of a reduction in railcar repair projects performed at the Company’s railcar manufacturing facilities. However, revenues at railcar repair facilities in the second quarter of 2011 increased by 7.0% over the comparable quarter of 2010.
EBITDA, adjusted to exclude investment activity and stock based compensation (Adjusted EBITDA), was $10.9 million in the second quarter of 2011, compared to $3.7 million in the first quarter of 2011, and $0.8 million in the comparable quarter of 2010. The increase from 2010 resulted primarily from increases in revenues and gross profit margin, and a decrease in selling, administrative and other costs, exclusive of stock based compensation. The Company’s gross profit margin increase is primarily attributable to increased shipments, improved pricing and efficiencies created by higher volumes. Selling, administrative and other costs decreased primarily due to a decrease in outside services. These improvements were partially offset by an increase in losses from our joint ventures. The increase in joint venture losses was primarily attributable to the restart of our castings joint venture. Losses at our axle joint venture were consistent with the prior year. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.

Net interest expense was $4.4 million for the second quarter of 2011, which was consistent with the same quarter of the prior year.
The Company reported net earnings of $0.6 million or $0.03 per share for the second quarter of 2011 as compared to a net loss of $5.9 million or $0.28 per share for the same period in 2010. The Company’s net earnings increased due to the factors mentioned above.
For the six months ended June 30, 2011, total revenues were $196.8 million as compared to $113.5 million for the comparable period in 2010. Revenues increased primarily due to an increase in railcar shipments, partially offset by a decrease in railcar services revenues as a result of a reduction in railcar repair projects performed at the Company’s railcar manufacturing facilities. However, revenues for the railcar repair facilities in the six months ended June 30, 3011 increased by 4.0% over the comparable period in 2010.
Adjusted EBITDA was $14.6 million for the six months ended June 30, 2011 compared to $0.5 million for the same period in 2010. The increase resulted primarily from increases in revenues and gross profit margin, and a decrease in selling, administrative and other costs, exclusive of stock based compensation. The Company’s gross profit margin increase is primarily attributable to increased shipments, improved pricing and efficiencies created by higher volumes. Selling, administrative and other costs decreased primarily due to a lower bonus accrual and a decrease in outside services. These improvements were partially offset by an increase in losses from our joint ventures, which were primarily attributable to the restart of our castings joint venture and losses at our Indian joint venture. Our axle joint venture losses were consistent with the prior year.
Net interest expense was $8.8 million for the six months ended June 30, 2011, which was consistent with the same period of 2010.
The Company reported a net loss of $4.8 million or $0.22 per share for the six months ended June 30, 2011 as compared to a net loss of $12.9 million or $0.61 per share for the same period in 2010. The Company’s net loss decreased due to the factors mentioned above.
ARI will host a webcast and conference call on Thursday, July 28, 2011 at 10:00 am (Eastern Time) to discuss the Company’s second quarter 2011 financial results. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877.745.9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About American Railcar Industries, Inc.
American Railcar Industries, Inc. is a leading North American designer and manufacturer of hopper and tank railcars. ARI also leases, repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.

Forward Looking Statement Disclaimer
This press release contains statements relating to our expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding potential improvements in our business and the overall railcar industry, the potential for increased order activity, improved pricing, anticipated future production rates, the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by our forward-looking statements. Other potential risks and uncertainties include, among other things: the impact of the recent economic downturn, adverse market conditions and restricted credit markets, and the impact of the continuation of these conditions; our reliance upon a small number of customers that represent a large percentage of our revenues and backlog; the health of and prospects for the overall railcar industry; our prospects in light of the cyclical nature of the railcar manufacturing business and the current economic environment; anticipated trends relating to our shipments, leasing, railcar services, revenues, financial condition or results of operations; our ability to manage overhead and variations in production rates; the highly competitive nature of the railcar manufacturing industry; fluctuating costs of raw materials, including steel and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials ARI uses in railcar manufacturing; anticipated production schedules for our products and the anticipated financing needs, construction and production schedules of our joint ventures; the risks associated with potential joint ventures, potential acquisitions or new business endeavors; the international economic and political risks related to our joint ventures’ current and potential international operations; the risk of the lack of acceptance of new railcar offerings by our customers and the risk of initial production costs for our new railcar offerings being significantly higher than expected; the sufficiency of our liquidity and capital resources; the conversion of our railcar backlog into revenues; compliance with covenants contained in our unsecured senior notes; the impact and anticipated benefits of any acquisitions we may complete; the impact and costs and expenses of any litigation we may be subject to now or in the future; the ongoing benefits and risks related to our relationship with Mr. Carl Icahn (the chairman of our board of directors and, through his holdings of Icahn Enterprises LP, our principal beneficial stockholder) and certain of his affiliates; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	As of
	June 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$301,051	$318,758
Accounts receivable, net	40,762	21,002
Accounts receivable, due from related parties	2,640	4,981
Income taxes receivable	14,878	14,939
Inventories, net	70,161	50,033
Deferred tax assets	2,655	3,029
Prepaid expenses and other current assets	3,436	2,654

Total current assets	435,583	415,396

Property, plant and equipment, net	171,478	181,255
Deferred debt issuance costs	1,643	1,951
Interest receivable, due from related parties	274	187
Goodwill	7,169	7,169
Investments in and loans to joint ventures	45,353	48,169
Other assets	862	240

Total assets	$662,362	$654,367

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$40,032	$29,334
Accounts payable, due to related parties	92	275
Accrued expenses and taxes	9,535	5,095
Accrued compensation	12,761	11,054
Accrued interest expense	6,875	6,875

Total current liabilities	69,295	52,633

Senior unsecured notes	275,000	275,000
Deferred tax liability	4,735	7,938
Pension and post-retirement liabilities	6,263	6,707
Other liabilities	3,206	4,313

Total liabilities	358,499	346,591

Commitments and contingencies

Stockholders’ equity:

Common stock, $.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding at June 30, 2011 and 21,316,296 shares issued and outstanding at December 31, 2010	214	213
Additional paid-in capital	239,608	238,947
Retained earnings	62,449	67,209
Accumulated other comprehensive income	1,592	1,407

Total stockholders’ equity	303,863	307,776

Total liabilities and stockholders’ equity	$662,362	$654,367

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	For the Three Months Ended
	June 30,
	2011	2010

Revenues:
Manufacturing operations (including no revenues from affiliates of for the three months ended June 30, 2011 and $33,552 for the three months ended June 30, 2010)	$94,597	$43,223

Railcar services (including revenues from affiliates of $6,596 and $3,179 for the three months ended June 30, 2011 and 2010, respectively)	17,316	17,942

Total revenues	111,913	61,165

Cost of revenue:
Manufacturing operations	(86,100)	(44,890)
Railcar services	(12,557)	(13,705)

Total cost of revenue	(98,657)	(58,595)
Gross profit	13,256	2,570

Selling, administrative and other (including costs to a related party of $145 and $154 for the three months ended June 30, 2011 and 2010, respectively)	(5,062)	(5,606)

Earnings (loss) from operations	8,194	(3,036)

Interest income (including income from related parties of $705 and $614 for the three months ended June 30, 2011 and 2010, respectively)	944	769
Interest expense	(5,330)	(5,319)
Other income (including income from a related party of $3 and $4 for the three months ended June 30, 2011 and 2010, respectively)	15	292
Loss from joint ventures	(2,829)	(2,271)

Earnings (loss) before income taxes	994	(9,565)
Income tax (expense) benefit	(425)	3,683

Net earnings (loss)	$569	$(5,882)

Net earnings (loss) per common share — basic and diluted	$0.03	$(0.28)
Weighted average common shares outstanding — basic and diluted	21,352	21,302

Dividends declared per common share	$—	$—

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	For the Six Months Ended
	June 30,
	2011	2010

Revenues:
Manufacturing operations (including revenues from affiliates of $1,221 and $46,127 for the six months ended June 30, 2011 and 2010, respectively)	$163,293	$78,858

Railcar services (including revenues from affiliates of $12,133 and $6,020 for the six months ended June 30, 2011 and 2010, respectively)	33,463	34,618

Total revenues	196,756	113,476

Cost of revenue:
Manufacturing operations	(152,681)	(82,277)
Railcar services	(25,875)	(27,673)

Total cost of revenue	(178,556)	(109,950)
Gross profit	18,200	3,526

Selling, administrative and other (including costs to a related party of $291 and $308 for the six months ended June 30, 2011 and 2010, respectively)	(11,944)	(11,693)

Earnings (loss) from operations	6,256	(8,167)

Interest income (including income from related parties of $1,384 and $1,221 for the six months ended June 30, 2011 and 2010, respectively)	1,860	1,499
Interest expense	(10,665)	(10,640)
Other income (including income from a related party of $7 and $8 for the six months ended June 30, 2011 and 2010, respectively)	19	377
Loss from joint ventures	(5,071)	(4,053)

Loss before income taxes	(7,601)	(20,984)
Income tax benefit	2,841	8,079

Net loss	$(4,760)	$(12,905)

Net loss per common share — basic and diluted	$(0.22)	$(0.61)
Weighted average common shares outstanding — basic and diluted	21,351	21,302

Dividends declared per common share	$—	$—

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Six Months Ended
	June 30,
	2011	2010

Operating activities:
Net loss	$(4,760)	$(12,905)
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation	11,454	11,901
Amortization of deferred costs	349	349
Loss on disposal of property, plant and equipment	66	28
Stock based compensation	1,959	821
Change in interest receivable, due from related parties	(87)	(1,221)
Change in investments in joint ventures as a result of loss	5,071	4,053
Realized gain on short-term investments — available-for-sale securities	—	(379)
Deferred income tax benefit	(2,831)	(8,243)
(Provision) recovery for doubtful accounts receivable	(22)	6
Changes in operating assets and liabilities:
Accounts receivable, net	(19,722)	(2,711)
Accounts receivable, due from related parties	2,348	(13,232)
Income taxes receivable	(12)	1,661
Inventories, net	(20,098)	(1,598)
Prepaid expenses and other current assets	(781)	440
Accounts payable	10,690	4,458
Accounts payable, due to related parties	(183)	(229)
Accrued expenses and taxes	3,073	729
Other	(1,249)	(782)

Net cash used in operating activities	(14,735)	(16,854)
Investing activities:
Purchases of property, plant and equipment	(1,561)	(3,727)
Proceeds from the sale of property, plant and equipment	117	104
Proceeds from the sale of short-term investments — available-for-sale securities	—	4,180
Investments in and loans to joint ventures	(2,296)	(10,680)

Net cash used in investing activities	(3,740)	(10,123)
Financing activities:
Proceeds from stock option exercises	756	—

Net cash provided by financing activities	756	—

Effect of exchange rate changes on cash and cash equivalents	12	(6)

Decrease in cash and cash equivalents	(17,707)	(26,983)
Cash and cash equivalents at beginning of period	318,758	347,290

Cash and cash equivalents at end of period	$301,051	$320,307

RECONCILIATION OF NET EARNINGS (LOSS) TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010

Net earnings (loss)	$569	$(5,882)	$(4,760)	$(12,905)
Income tax expense (benefit)	425	(3,683)	(2,841)	(8,079)
Interest expense	5,330	5,319	10,665	10,640
Interest income	(944)	(769)	(1,860)	(1,499)
Depreciation	5,688	5,986	11,454	11,901

EBITDA	$11,068	$971	$12,658	$58

(Income) expense related to stock appreciation rights compensation [1]	(189)	121	1,959	821
Other income on short-term investment activity	—	(298)	—	(379)

Adjusted EBITDA	$10,879	$794	$14,617	$500

[1]	SARs are cash settled at time of exercise
EBITDA represents net earnings (loss) before income tax expense (benefit), interest expense (income) and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net loss, cash flows used in operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before stock based compensation related to stock appreciation rights (SARs), and before income on investments. We believe that Adjusted EBITDA is useful to investors evaluating our operating performance, and management also uses Adjusted EBITDA for that purpose. Our SARs (which settle in cash) are revalued each quarter based primarily upon changes in our stock price. Management believes that eliminating the expense or income associated with our stock based compensation and investments allows us and our investors to understand better our operating results independent of financial changes caused by the fluctuating price and value of our common stock and investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing our operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net loss, cash flows used in operating activities or other statements of operations or statements of cash flow data prepared in accordance with U.S. GAAP. Our calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.